Ex-99.3 a)

Wells Fargo Bank Minnesota, N.A.
11000 Broken Land Parkway
Columbia, MD 21044-3562
Attention: Master Servicing

RE: Officer's Certificate

Dear Master Servicer:

The undersigned Officer certifies the following for the 2000 fiscal year:

(A) I have reviewed the activities and performance of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide and to the best of these Officers' knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the servicer to perform any of such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to Wells Fargo Bank Minnesota, N.A.;

(B) I have confirmed that the Servicer is currently an approved FNMA or FHLMC servicer in good standing;

(C) I have confirmed that the Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide are in full force and effect;

(D) All premiums for cash Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that all such insurance policies are in full force and effect;

(E) All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgaged Property, have been paid, or if any such costs or expenses have not been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported to Wells Fargo Bank Minnesota, N.A.;

(F)      All Custodial Accounts have been reconciled and are properly funded;
         and

(G) All annual reports of Foreclosure and Abandonment of Mortgage Property required per section 6050H, 6050J and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.

Certified By:

/s/ Michael C. Koster
--------------------------
Officer
Michael C. Koster

Exec. Vice President
--------------------------
Title

         3/14/01
--------------------------
Date


Ex-99.3 b)

September 6, 2001

Wells Fargo Bank Minntsota, N.A.
Formerly Norwest Bank Minnesota, N.A.
Attn: Melissa Jennings
11000 Broken Land Parkway
Columbia, MD 21044-3562

Re: Annual Statement of Compliance


OFFICER'S CERTIFICATE


I, Mario R. Fegan Jr., hereby certify that I am the Vice President, Master Servicing of Impac Funding Corporation., the Issuer in the below identified transactions I further certify, with respect to the Pooling and Servicing Agreements as Master Servicer the following:

I have reviewed the activities and performances of the Master Servicer during the calendar year ending December 31, 2000, under the agreements and sections listed below and to the best of my knowledge the Issuer has fulfilled all of its duties, responsibilities or obligations under the Indenture through out the calendar year 2000.

/s/ Mario R. Fegan Jr.

Vice President
Master Servicing